Exhibit 99.1

Liberty Latin America to Establish New Operations Center in Panama City
Denver, Colorado – February 4, 2019: (“Liberty Latin America” or “the Company”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced plans to establish its new Operations Center in Panama City, Panama. This center will allow the Company to leverage its scale and expertise, and provide future growth opportunities to its employees.

Betzalel Kenigsztein, COO of Liberty Latin America, said, "Selecting Panama City as the location for our Operations Center reinforces our strategy to drive operational efficiencies across our platform to support our organic growth over the coming years. We look forward to leveraging Panama´s economic stability and its profile as a logistics hub in the region with great physical and digital connectivity to continue to deliver innovative products and services to our customers."

The Operations Center is expected to create more than 500 new jobs over the next five years and will be established under Panama’s Multi Headquarters (MHQ) platform, which provides significant financial, immigration, and labor incentives for corporations.

The center is expected to be launched in late 2019.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our plans to establish a new operations center, including timing and its location; our ability to leverage scale and expertise related to this center; future growth opportunities for our employees; expectations regarding future job placements; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include factors that are outside of our control, including factors detailed from time to time in Liberty Latin America’s filings with the Securities and Exchange Commission, including its most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. Liberty Latin America expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Latin America’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading telecommunications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a sub-sea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols "LILA" (Class A) and "LILAK" (Class C), and on the OTC link under the symbol "LILAB" (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations:

Kunal Patel Media Relations:	1 786 274 7552
Claudia Restrepo	1 786 218 0407

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